Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-293732 and 333-293732-02

PRODUCT SUPPLEMENT NO. IE-06-10

(To the prospectus and prospectus supplement each dated February 25, 2026)

Citigroup Global Markets Holdings Inc.

Medium-Term Senior Notes, Series N

Payments Due from Citigroup Global Markets Holdings Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Range Accrual Notes

This product supplement sets forth terms that will apply generally to notes that we may offer from time to time using this product supplement.  The specific terms of a particular issuance of notes will be set forth in a pricing supplement that we will deliver in connection with that issuance.  A separate underlying supplement or the applicable pricing supplement will describe the equity index to which the notes are linked.  If the terms specified in any pricing supplement are inconsistent with the terms specified in this product supplement, in any applicable underlying supplement or in the accompanying prospectus supplement or prospectus, the terms specified in the applicable pricing supplement will control.  We refer to all notes offered under this product supplement as the “notes.”

▪	Coupon Payments Linked to Underlying Market Measure(s). Subject to the terms set forth in the applicable pricing supplement, the notes will pay a variable coupon at an annual rate that may be as high as the “contingent rate” specified in the applicable pricing supplement and may be as low as 0%. The actual variable coupon rate for any coupon payment date will depend on:

▪	the contingent rate for the related accrual period specified in the applicable pricing supplement, which may either be a fixed rate or a floating rate determined based on the level of a specified market interest or other rate; and

▪	the number of elapsed days during the related accrual period on which the “accrual condition” specified in the applicable pricing supplement is satisfied.

Whether the accrual condition is satisfied on any elapsed day will depend on the level of an equity index (the “underlying index”) and, if applicable, a specified market interest or other rate on that elapsed day, as specified in the applicable pricing supplement.  We refer to any market interest or other rate to which the notes are linked as an “underlying rate.”  We refer to the underlying index and, if applicable, any underlying rate to which the notes are linked, collectively, as the “underlying market measure(s).”

▪	Payment at Maturity. The notes provide for repayment of the stated principal amount at maturity, regardless of the performance of the underlying market measure(s).

▪	No Guaranteed Return on Your Investment. The notes do not guarantee any positive return on your investment, unless otherwise specified in the applicable pricing supplement. The variable coupon rate for one or more, or all, coupon payment dates may be 0%, unless otherwise specified in the applicable pricing supplement. Although you will be repaid the stated principal amount of your notes at maturity or upon earlier redemption by us (if applicable), there is no guarantee that the variable coupon payments you receive over the term of the notes, if any, will compensate you for the effects of inflation or be as great as the return you could have achieved on other investments.

▪	Credit Risk. The notes are unsecured senior debt securities of Citigroup Global Markets Holdings Inc., and the guarantee of the notes is an unsecured obligation of Citigroup Inc. Accordingly, all payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any payments that may be owed to you under the notes, including the repayment of principal at maturity.

▪	Call Right. If so specified in the applicable pricing supplement, we may have the right to redeem the notes prior to maturity, which may limit the potential benefits offered by the notes.

▪	No Listing. The notes will not be listed on any securities exchange, unless otherwise specified in the applicable pricing supplement. Accordingly, unless otherwise specified, the notes may have limited or no liquidity, and you should not invest in the notes unless you are willing to hold them until maturity. You are entitled to the repayment of the stated principal amount only if you hold your notes at maturity or upon earlier redemption by us (if applicable). If you choose to and are able to sell your notes prior to maturity, you may receive significantly less than the stated principal amount.

You should carefully review the specific terms of the notes described in the applicable pricing supplement together with the information contained in this product supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus before investing in the notes.

Investing in the notes is subject to risks not associated with an investment in conventional debt securities.  See “Risk Factors Relating to the Notes” beginning on page EA-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this product supplement, any applicable underlying supplement, the accompanying prospectus supplement and prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes, and the guarantee of the notes by Citigroup Inc., are not deposits or savings accounts but are, respectively, unsecured debt obligations of Citigroup Global Markets Holdings Inc. and unsecured obligations of Citigroup Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Citigroup

February 25, 2026

We are responsible for the information contained or incorporated by reference in this product supplement, any applicable underlying supplement, the accompanying prospectus supplement and prospectus and any applicable pricing supplement. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this product supplement, any applicable underlying supplement, the accompanying prospectus supplement and prospectus or any applicable pricing supplement is accurate as of any date other than the date on the front of such document. We are not making an offer of these notes in any state where the offer is not permitted.

Table of Contents

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Product Supplement No. IE-06-10

About this Product Supplement

The pricing supplement for a particular issuance of notes will describe certain specific terms of those notes, but will not describe all of the material terms of those notes or contain all of the other material disclosures that you should consider before investing in those notes.  The material terms of the notes and other material disclosures that are not contained in the applicable pricing supplement are set forth in this product supplement and, to the extent not set forth in this product supplement, in the accompanying prospectus supplement and prospectus.  A separate underlying supplement or the applicable pricing supplement will describe the underlying index to which the notes are linked.  Accordingly, it is important that you read the applicable pricing supplement together with this product supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus before investing in the notes.

You may find the Prospectus and Prospectus Supplement each dated February 25, 2026 here:

https://www.sec.gov/Archives/edgar/data/200245/000119312526071985/d53413d424b2.htm

References in this product supplement, the applicable pricing supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus to “we,” “our” or “us” are to Citigroup Global Markets Holdings Inc., and not any of its subsidiaries, unless the context indicates otherwise.

Summary Payment Terms

Subject to the terms set forth in the applicable pricing supplement, the notes will pay a variable coupon at an annual rate that may be as high as the “contingent rate” specified in the applicable pricing supplement and may be as low as 0%.  The actual variable coupon rate for any coupon payment date will depend on:

▪	the contingent rate for the related “accrual period,” as defined in the applicable pricing supplement, which may either be a fixed rate or a floating rate determined based on the level of a specified market interest or other rate; and

▪	the number of “elapsed days,” as defined in the applicable pricing supplement, during the related accrual period on which the “accrual condition” specified in the applicable pricing supplement is satisfied.

Whether the accrual condition is satisfied on any elapsed day will depend on the level(s) of the applicable underlying market measure(s) on that elapsed day, as specified in the applicable pricing supplement.  We refer to each elapsed day on which the accrual condition is satisfied as an “accrual day.”

The actual variable coupon rate applicable to any coupon payment date will be an annual rate calculated as follows:

contingent rate per annum	x	accrual days during the applicable accrual period
elapsed days during the applicable accrual period

The notes provide for the repayment of the stated principal amount at maturity, regardless of the performance of the underlying market measure(s); however, the notes do not guarantee any positive return on your investment, unless otherwise specified in the applicable pricing supplement.  The variable coupon rate for one or more, or all, coupon payment dates may be 0%, unless otherwise specified in the applicable pricing supplement.  Although you will be repaid the stated principal amount of your notes at maturity or upon earlier redemption by us (if applicable), there is no guarantee that the variable coupon payments you receive over the term of the notes, if any, will compensate you for the effects of inflation or be as great as the return you could have achieved on other investments.

In addition to the risks associated with the performance of the underlying market measure(s), all payments due on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., as guarantor of the obligations of Citigroup Global Markets Holdings Inc.  If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payment owed to you, including the repayment of the stated principal amount of your notes at maturity.

The particular payment terms of the notes will be set forth in the applicable pricing supplement.  You should carefully read that pricing supplement to understand the payment terms of the notes and the circumstances in which you may receive little or no coupon payments on the notes.  In addition, you should understand whether we have the right to call the notes prior to maturity.  The specific terms of the notes will be determined on the date we price the notes for initial sale to the public, which we refer to as the “pricing date.”

Before deciding whether to invest in the notes, you should carefully read and understand the sections “Risk Factors Relating to the Notes” and “Description of the Notes” in this product supplement as well as the particular terms and risk factors described in the applicable pricing supplement.

Certain events may happen that could affect the amount of any variable coupon payment you receive, such as the unavailability of or other events affecting the underlying market measure(s).  Those events are described in this product supplement under “Description of the Notes” and will not be repeated in the applicable pricing supplement.  As a result, you should carefully review and understand the section “Description of the Notes” in this product supplement.

Risk Factors Relating to the Notes

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the relevant underlying market measure(s) because your return on the notes will depend on the performance of the relevant underlying market measure(s).

The risk factors below describe certain significant risks associated with an investment in the notes.  You should read these risk factors together with the risk factors included in the applicable pricing supplement, which will describe more specifically those risks associated with the terms of the particular issuance of notes.  You should also read these risk factors together with the risk factors included in the documents incorporated by reference into the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.  In addition, you should also read the relevant portions of any applicable underlying supplement, which may describe certain risks specific to the underlying index to which the notes are linked.

The notes offer a variable coupon rate, and the notes may not pay any coupon on one or more coupon payment dates.

Subject to the terms set forth in the applicable pricing supplement, the coupon payments on the notes are variable and may be zero on one or more, or all, coupon payment dates.  Any variable coupon payment will be paid at a rate equal to the contingent rate specified in the applicable pricing supplement only if the accrual condition is satisfied on each elapsed day during the related accrual period.  Whether the accrual condition is satisfied on any elapsed day will depend on the level(s) of the applicable underlying market measure(s) on that elapsed day.  If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be made on the related coupon payment date.  If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the contingent rate.  Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate.

Furthermore, if the contingent rate is itself a floating rate determined by reference to an underlying rate, there will be an additional contingency associated with that underlying rate.  A floating contingent rate may be as low as zero for any accrual period, unless otherwise specified in the applicable pricing supplement.  If the contingent rate is zero for any accrual period, you will not receive any variable coupon payment on the related coupon payment date even if the accrual condition is satisfied on each elapsed day in the accrual period.

Although the notes provide for the repayment of the stated principal amount at maturity regardless of the performance of the underlying market measure(s), you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive low or no variable coupon payments during the term of the notes.  This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return.  The potential loss in real value terms will be greater the longer the term of the notes.

You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

Higher contingent rates are associated with greater risk that the notes may pay a lower coupon, or no coupon, on one or more coupon payment dates.

The notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity.  You should understand that, in exchange for this potentially higher yield, you will be exposed to the risk that the variable coupon payments you receive, if any, will be calculated at a rate that is lower (perhaps significantly) than the full contingent rate and the yield on our conventional debt securities and that may be zero.  In general, higher contingent rates are associated with greater levels of expected risk as of the pricing date for the notes.

The volatility of the underlying market measure(s) is an important factor affecting the risk that the notes may pay a lower coupon, or no coupon, on one or more coupon payment dates.  Volatility is a measure of the average magnitude of fluctuations in the level of the underlying market measure(s) over any given time period.  Investors in the notes will be adversely affected by volatility of the underlying market measure(s).  This is because greater volatility generally means a greater risk that the level(s) of the applicable underlying market measure(s) on one or more elapsed days will be such that the accrual condition is not satisfied and, as a result, that you receive little or no coupon on the notes.  Greater expected volatility of the underlying market measure(s) as of the pricing date may result in a higher contingent rate, but it would also represent a greater expected likelihood as of the pricing date that you will not receive any variable coupon payment on one or more coupon payment dates.

Notes linked to more than one underlying market measure will be subject to risks associated with each underlying market measure and will be adversely affected by unfavorable movements in any underlying market measure, regardless of the performance of the other(s).

For notes linked to more than one underlying market measure, you will be adversely affected if the level of any underlying market measure moves in an unfavorable direction, even if the level of the other(s) moves in a favorable direction.  Accordingly, investors in such notes will be subject to risks associated with each underlying market measure.  For example, if the accrual condition depends on the performance of two underlying market measures, either underlying market measure may cause the accrual condition to fail to be satisfied, even if the other underlying market measure performs favorably.  To take another example, if the accrual condition depends only on the performance of the underlying index but the contingent rate is a floating rate determined by reference to an underlying rate, you will receive no variable coupon payment on a particular coupon payment date if the accrual condition fails to be satisfied on each elapsed day in the applicable accrual period, even if the contingent rate for that accrual period is high; alternatively, you will receive a low variable coupon payment or no variable coupon payment on a particular coupon payment date if the contingent rate is low or zero, even if the accrual condition is satisfied on each elapsed day in the accrual period.  Accordingly, notes linked to more than one underlying market measure are particularly risky.

If applicable, we may have the right to call the notes prior to maturity, which may limit your opportunity to receive variable coupon payments if the underlying market measure(s) perform favorably.

If specified in the applicable pricing supplement, we may have the right to call the notes prior to maturity.  In determining whether to exercise our call right, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the notes in the future.  If we have the right to call the notes, we will do so at a time that is advantageous to us and without regard to your interests.  We are more likely to call the notes at a time when the underlying market measure(s) are performing favorably from your perspective and when we expect them to continue to do so.  Therefore, although the notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the notes are paying that higher rate, it is likely that we would call the notes at that time.  Accordingly, the call feature of the notes is likely to limit the benefits you receive from the variable coupon payments.  If we exercise our call right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., the guarantor of any payments due on the notes.

You are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.  The notes are not guaranteed by any entity other than Citigroup Inc.  Any actual or anticipated changes to Citigroup Global Markets Holdings Inc.’s or Citigroup Inc.’s credit ratings or credit spreads may adversely affect the value of the notes.  If Citigroup Global Markets Holdings Inc. defaults on its obligations and Citigroup Inc. defaults on its guarantee obligations under the notes, your investment will be at risk and you could lose some or all of your investment.  As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of Citigroup Global Markets Holdings Inc.’s and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of their credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of their credit risk is likely to adversely affect the value of the notes.

Sale of the notes prior to maturity may result in a loss of principal.

You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

The notes will not be listed on a securities exchange and you may not be able to sell your notes prior to maturity.

Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a securities exchange.  Accordingly, the notes may have limited or no liquidity, and you should not invest in the notes unless you are willing to hold them to maturity.

Citigroup Global Markets Inc. (“CGMI”) or, if applicable, any other entity named as underwriter or agent in the applicable pricing supplement may, but is not obligated to, make a market in the notes.  If CGMI or such other underwriter or agent does make a market in the notes, it may discontinue doing so at any time.  Because we do not expect that other broker-dealers will participate significantly in any secondary market for the notes, the price at which you may be able to sell your notes prior to maturity is likely to depend on the price, if any, at which CGMI or such other underwriter or agent is willing to transact.  If at any time CGMI or such other underwriter or agent were not to make a market in the notes, it is likely that there would be no secondary market at all for the notes.  The price, if any, at which CGMI, such other underwriter or agent or any other buyer may be willing to purchase your notes in any secondary market that may develop may be significantly less than the stated principal amount; therefore, any sale of the notes prior to maturity may result in a substantial loss.  As a result, you should be prepared to hold your notes to maturity.

The value of your notes prior to maturity will fluctuate based on many unpredictable factors.

The value of your notes prior to maturity will fluctuate based on the level of the underlying market measure(s) and a number of other factors, including those described below.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors.  The paragraphs below describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant.  You should understand that the value of your notes at any time prior to maturity may be significantly less than the stated principal amount.

Level of Underlying Market Measure(s).  We expect that the value of the notes at any time will depend substantially on the level of the underlying market measure(s) at that time.  If the level of the underlying market measure(s) moves in an unfavorable direction after the pricing date, the value of your notes will likely decline, perhaps significantly.  In all cases, the value of your notes prior to maturity may be significantly less than the stated principal amount of your notes because of expectations that the level of the underlying market measure(s) will continue to fluctuate over the term of the notes, among other reasons.

The level of any underlying index to which the notes may be linked will be determined by the value of the stocks that constitute the index, which in turn will be affected by complex and interrelated political, economic, financial and other factors that affect the capital markets generally.  The level of any underlying rate to which the notes may be linked will generally be influenced by perceptions about future levels of the underlying rate, general economic conditions in the relevant market and prevailing market interest rates.  Hedging by us or our counterparties (which may include our affiliates), the issuance of other securities similar to the notes and other trading activities by our affiliates may also affect such levels, which could negatively affect the value of the notes.

Volatility of the Underlying Market Measure(s).  Volatility refers to the average magnitude of changes in the level of an underlying market measure over any given period.  Any increase in the expected volatility of the underlying market measure(s) is likely to adversely affect the value of the notes.  This is because greater volatility in the level of the underlying market measure(s) is associated with a greater likelihood that the level of the underlying market measure(s) will move in a way that adversely affects one or more payments to you on the notes.

Changes in Correlation.  For notes linked to more than one underlying market measure, if the correlation between those underlying market measures changes, the value of the notes may be adversely affected.

Dividend Yield.  If the dividend yield on the stocks included in the underlying index increases, we expect that the value of the notes may decrease.  You will not be entitled to receive any dividends paid on the stocks included in the underlying index during the term of the notes.

Interest Rates. We expect that the value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the notes is likely to decrease.

Time Remaining to Maturity.  At any given time, a portion of the value of the notes will be attributable to time value, which is based on the amount of time then remaining to maturity.  If you sell the notes at any time prior to maturity, you will be giving up any increase in the time value of the notes that may result as the time remaining to maturity shortens.

Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., the guarantor of any payments due on the notes. Therefore, any actual or anticipated changes to either of their credit ratings or credit spreads may adversely affect the value of the notes.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the notes attributable to one or more of the other factors.

Our offering of the notes does not constitute a recommendation of the underlying market measure(s).

You should not take our offering of the notes as an expression of our views about how the underlying index or any underlying rate to which your notes may be linked will perform in the future or as a recommendation to invest in the underlying index or such underlying rate, including through an investment in the notes.  As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) that conflict with an investment in the notes, including positions in shares included in the underlying index.  You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the underlying market measure(s).

CGMI and other of our affiliates may publish research from time to time relating to the financial markets or the underlying index or any underlying rate to which the notes may be linked.  Any research, opinions or recommendations provided by CGMI may influence the level of the underlying index or such underlying rate and the value of the notes, and they may be inconsistent with purchasing or holding the notes.  CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes.  Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the underlying market measure(s) and the merits of investing in the notes.

The level of the underlying market measure(s) may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of any issuance of the notes, we expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the underlying market measure(s) or in derivative instruments that may affect the level of the underlying market measure(s).  For example, our counterparties may take positions directly in the shares included in the underlying index, and for notes linked to an underlying rate, our counterparties may take positions in instruments linked to the underlying rate.  This hedging activity on or prior to the pricing date could potentially affect the level of the underlying market measure(s) on the pricing date and, accordingly, potentially increase any initial level established on the pricing date, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes could negatively affect the level of the underlying market measure(s) on any elapsed day and, therefore, adversely affect any variable coupon payment you receive.  This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI or, if applicable, any other entity named as underwriter or agent in the applicable pricing supplement may be willing to purchase your notes in a secondary market transaction.

CGMI and other of our affiliates may also trade the underlying market measure(s) or other instruments that may affect the level of the underlying market measure(s) on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers.  As with our or our affiliates’ hedging activity, this trading activity could affect the level of the underlying market measure(s) on any elapsed day and, therefore, adversely affect any variable coupon payment you receive.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

We and our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our affiliates’ business activities.

Our affiliates may currently or from time to time engage in business with the issuer of any shares that are included in the underlying index (each, a “relevant issuer”).  These activities may include extending loans to, making equity investments in or providing advisory services to a relevant issuer, including merger and acquisition advisory services.  In the course of this business, we or our affiliates may acquire non-public information about a relevant issuer and we will not disclose any such information to you.  Any prospective purchaser of the notes should undertake an independent investigation of any relevant issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the notes. We do not make any representation or warranty to any purchaser of the notes with respect to any matters whatsoever relating to our affiliates’ business with any relevant issuer.

If any of our affiliates is or becomes a creditor of a relevant issuer or otherwise enters into any transaction with a relevant issuer in the course of its business, such affiliate may exercise remedies against that issuer without regard to the impact on your interests as a holder of the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the level of the underlying market measure(s).  To the extent that we or one of our affiliates does so, our or their interests with respect to these products may be adverse to those of the holders of the notes.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

In the case of notes linked to an underlying index that is composed primarily of securities issued by non-U.S. companies, our affiliates may currently or from time to time engage in trading activities related to the currency in which the equity securities underlying any such underlying index trade.  These trading activities could potentially affect the exchange rate with respect to that currency and, if currency exchange rate calculations are involved in the calculation of the level of the underlying index, could affect the value of the notes.

The historical performance of the underlying market measure(s) is not an indication of future performance.

The historical performance of any underlying market measure to which the notes may be linked, which will be included in the applicable pricing supplement, should not be taken as an indication of the future performance of that underlying market measure during the term of the notes.  Changes in the level of the applicable underlying market measure(s) will affect the variable coupon payments made under, and the value of, the notes, but it is impossible to predict whether the level of the applicable underlying market measure(s) will rise or fall.

The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes.

As calculation agent, CGMI, our affiliate, will determine, among other things, any level required to be determined under the notes and the amount of any variable coupon payment owed to you under the terms of the notes that depends on the performance of the underlying market measure(s).  In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect one or more payments owed to you under the notes.  In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.  Such judgments could include, among other things:

•	if the contingent rate is determined based on an underlying rate, determining the level of that underlying rate if it is not otherwise available on a date of determination;

•	selecting a successor index or performing an alternative calculation of the level of the underlying index if the underlying index is discontinued or materially modified (see “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” below); and

•	selecting a successor rate if an underlying rate is discontinued.

Any of these determinations made by CGMI, in its capacity as calculation agent, may adversely affect any variable coupon payment owed to you under the notes.

The initial level of the underlying index may be determined after the notes are issued.

If the applicable pricing supplement so specifies, the initial level of the underlying index may be determined based on the arithmetic average of the closing levels of the underlying index on one or more dates on or after the pricing date and possibly the issue date of the notes.  As a result, the initial level of the underlying index may not be determined, and you may therefore not know the initial level of the underlying index, until after the pricing date and possibly the issue date.  Any change to the initial level of the underlying index as a result of changes in the level of the underlying index after the pricing date or the issue date may adversely affect your return on the notes.

Adjustments to the underlying index could adversely affect the value of the notes.

The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index.  Moreover, the underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In this latter case, the calculation agent will have the sole discretion to substitute a successor index as described under “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” below, and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

We have no affiliation with the publisher of any underlying market measure to which the notes may be linked and are not responsible for its public disclosures.

We are not affiliated with the publisher of the underlying index or any underlying rate to which the notes may be linked, and no such publisher will be involved in any of our offerings of the notes in any way.  Consequently, we have no control over the actions of any such publisher, including any actions that could adversely affect the level of the underlying index or such underlying rate.  No such publisher has any obligation to consider your interests as an investor in the notes in taking any such actions.  None of the money you pay for the notes will go to any such publisher.

In addition, as we are not affiliated with the publisher of the underlying index or any underlying rate to which the notes may be linked, we do not assume any responsibility for the accuracy or adequacy of any information about the underlying index or such underlying rate contained in the public disclosures of any such publisher.  We have made no “due diligence” or other investigation into any such publisher in connection with the offering of the notes.  As an investor in the notes, you should make your own investigation into each applicable underlying index or underlying rate and its publisher.

The U.S. Federal Tax Consequences of an Assumption of the Notes are Unclear.

The notes may be assumed by Citigroup Inc., as provided in the accompanying prospectus. The law regarding whether or not such an assumption would be considered a taxable modification of the notes is not entirely clear and, if the Internal Revenue Service (the “IRS”) were to treat the assumption as a taxable modification, a U.S. holder would generally be required to recognize gain (if any) on the notes and the timing and character of income recognized with respect to the notes after the assumption could be affected significantly. A changed treatment of the notes could have possible withholding tax consequences to Non-U.S. Holders (as defined under “United States

Federal Tax Considerations — Tax Consequences to Non-U.S. Holders”). You should read carefully the discussion under “United States Federal Tax Considerations” in this product supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an assumption of the notes.

Description of the Notes

The following description of the general terms of the Notes supplements the general terms and provisions set forth in the accompanying prospectus supplement and prospectus.  If any specific information regarding the Notes in this product supplement is inconsistent with the more general terms described in the accompanying prospectus supplement and prospectus, you should rely on the information in this product supplement.

The pricing supplement applicable to a particular issuance of Notes will contain the specific terms of those Notes. A separate underlying supplement or the applicable pricing supplement will describe the equity index to which the Notes are linked.  If any information in the applicable pricing supplement is inconsistent with this product supplement, you should rely on the information in the applicable pricing supplement.  The applicable pricing supplement may also add, update or change information contained in this product supplement, in any applicable underlying supplement or in the accompanying prospectus supplement and prospectus.  It is important for you to consider carefully the information contained in this product supplement together with the information contained in the applicable pricing supplement, any applicable underlying supplement and the accompanying prospectus supplement and prospectus before investing in the Notes.

General

The Notes offered under this product supplement (the “Notes”) are senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus.  Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc. The Notes will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the Notes will constitute part of the senior debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Subject to the terms set forth in the applicable pricing supplement, the Notes will pay a variable coupon at an annual rate that may be as high as the “contingent rate” specified in the applicable pricing supplement and may be as low as 0%.  The actual Variable Coupon Rate for any Coupon Payment Date will depend on the performance of an equity index (the “Underlying Index”) and, if applicable, one or more market interest or other rates (each, an “Underlying Rate”), as specified in the applicable pricing supplement.  We refer to the Underlying Index and, if applicable, any Underlying Rate to which the Notes are linked as the “Underlying Market Measure(s).”

The Notes provide for the repayment of the stated principal amount at maturity, regardless of the performance of the Underlying Market Measure(s); however, the Notes do not guarantee any positive return on your investment, unless otherwise specified in the applicable pricing supplement.  The Variable Coupon Rate for one or more, or all, Coupon Payment Dates may be 0%, unless otherwise specified in the applicable pricing supplement.  Although you will be repaid the stated principal amount of your Notes at maturity or upon earlier redemption by us (if applicable), there is no guarantee that the Variable Coupon Payments you receive over the term of the Notes, if any, will compensate you for the effects of inflation or be as great as the return you could have achieved on other investments.

In addition to the risks associated with the performance of the Underlying Market Measure(s), all payments due on the Notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., the guarantor of any payments due on the Notes.  If Citigroup Global Markets Holdings Inc. defaults on its obligations and Citigroup Inc. defaults on its guarantee obligations under the Notes, you may not receive any payment owed to you, including the repayment of the stated principal amount of your Notes at maturity.

The stated principal amount of the Notes will be set forth in the applicable pricing supplement.  Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in amounts equal to the stated principal amount and integral multiples thereof.

The Notes will mature on the date specified in the applicable pricing supplement (the “Maturity Date”).  If the originally scheduled Maturity Date is not a Business Day, the payment required to be made on the Maturity Date will be made on the next succeeding Business Day, and no interest will accrue as a result of delayed payment.  A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

The “Calculation Agent” for each issuance of Notes will be our affiliate, Citigroup Global Markets Inc. (“CGMI”), or any successor appointed by us, unless otherwise specified in the applicable pricing supplement.  The Calculation Agent will make the determinations specified in this product supplement or in the applicable pricing supplement.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the Notes.  The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Coupon Payments

The actual “Variable Coupon Rate” for any Coupon Payment Date will be calculated as follows:

Contingent Rate per annum	x	Accrual Days during the applicable Accrual Period
Elapsed Days during the applicable Accrual Period

On each Coupon Payment Date, the amount of the variable coupon payment per Note will equal (i) (A) the stated principal amount multiplied by (B) the Variable Coupon Rate applicable to that Coupon Payment Date divided by (ii) the number of scheduled Coupon Payment Dates in one year.  If the applicable pricing supplement provides for fixed coupon payments at a non-contingent rate per annum for an initial period, the amount payable on any Coupon Payment Date during that initial period will be calculated in the manner provided in the immediately preceding sentence, but substituting that fixed, non-contingent rate per annum for the Variable Coupon Rate.

The “Contingent Rate” will be specified in the applicable pricing supplement and may either be a fixed rate or a floating rate determined by reference to an Underlying Rate.

Each “Coupon Payment Date” will be specified in the applicable pricing supplement.  If any Coupon Payment Date is not a Business Day, any payment due on that Coupon Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on the Coupon Payment Date, and no interest will accrue as a result of delayed payment.

An “Accrual Day” is an Elapsed Day on which the Accrual Condition is satisfied.

An “Elapsed Day” will be a day specified in the applicable pricing supplement.

The “Accrual Condition” will be specified in the applicable pricing supplement.  Whether the Accrual Condition is satisfied on any Elapsed Day will depend on the level(s) of the applicable Underlying Market Measure(s) on that Elapsed Day.

The “Accrual Period” applicable to any Coupon Payment Date will be specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, each variable coupon payment (and any other coupon payment, as specified in the applicable pricing supplement) will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day immediately preceding the applicable Coupon Payment Date, each a regular record date, except that the final variable coupon payment (or other coupon payment) will be payable to the persons who hold the Notes on the Maturity Date or the date on which the Notes are earlier redeemed, as applicable.

Call Right

If specified in the applicable pricing supplement, we will have the right to call the Notes, in whole and not in part, on terms specified in the applicable pricing supplement.  If applicable, the pricing supplement will specify the dates on which we may call the Notes, the price at which we may call the Notes and the circumstances in which we may call the Notes.  If we elect to redeem the Notes, the minimum price payable to you will be equal to the stated principal amount per Note plus any accrued and unpaid interest due on the date of redemption.  If any date on which we elect to redeem the Notes falls on a day that is not a Business Day, the payment to be made upon redemption will be made on the next succeeding Business Day with the same force and effect as if made on the original date of redemption, and no interest will accrue as a result of delayed payment.

If we have the right to call the Notes, the provisions set forth under “Description of the Notes—Optional Redemption, Repayment and Repurchase” in the accompanying prospectus supplement will apply, subject to the terms set forth in the applicable pricing supplement.

Holders of the Notes will not have the right to require us to redeem the Notes prior to maturity, unless otherwise specified in the applicable pricing supplement.

Terms Related to the Underlying Index

Determining the Closing Level

The “Closing Level” of the Underlying Index on any date of determination will be the closing level of the Underlying Index on such day as published by the publisher of the Underlying Index (the “Underlying Index Publisher”), subject to the terms described under “—Discontinuance or Material Modification of the Underlying Index” below.  Unless otherwise specified in the applicable pricing supplement, if the closing level of the Underlying Index is not published by the Underlying Index Publisher on any Elapsed Day (including weekends and holidays if such days are Elapsed Days), the Closing Level of the Underlying Index on those dates will be assumed to be the same as on the immediately preceding Elapsed Day.

A “Scheduled Trading Day,” as determined by the Calculation Agent, means the following:

•	if the Underlying Index is not a Multiple Exchange Index, a day on which the Exchange(s) for securities comprising more than 80 percent of the level of the Underlying Index (determined based on a comparison of the portion of the level of the Underlying Index attributable to that security to the level of the Underlying Index, in each case as of the close of the immediately preceding Scheduled Trading Day) and each Related Exchange, if any, for the Underlying Index are scheduled to be open for trading for their respective regular trading sessions and, if such Exchanges do not include at least one U.S. national securities exchange, such day must also be a Business Day; provided that the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the Underlying Index is not scheduled to be open for trading for its regular trading session, but on which the Exchange(s) for securities comprising more than 80 percent of the level of the Underlying Index are scheduled to be open for their regular trading sessions, to be a Scheduled Trading Day; or

•	if the Underlying Index is a Multiple Exchange Index, a Business Day on which the Underlying Index Publisher is scheduled to publish the level of the Underlying Index and each Related Exchange is scheduled to be open for trading for its regular trading session; provided that the Calculation Agent may, in its sole discretion, deem any Business Day on which a Related Exchange is not scheduled to be open for trading for its regular trading session, but on which the Underlying Index Publisher is scheduled to publish the level of the Underlying Index, to be a Scheduled Trading Day.

An “Exchange” means, with respect to any security included in the Underlying Index, the principal exchange or market on which trading in such security occurs.

A “Related Exchange” for the Underlying Index means each exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Underlying Index.

A “Multiple Exchange Index” means the MSCI EAFE® Index, the MSCI Emerging Markets Index, the EURO STOXX 50® Index, the EURO STOXX® Banks Index, the EURO STOXX® Index, the EURO STOXX® Select Dividend 30 Index, the MSCI ACWI ex USA Index, the STOXX® Europe 50 Index, the STOXX® Europe 600 Index and any other Underlying Index that is designated in the applicable pricing supplement as a Multiple Exchange Index.

Discontinuance or Material Modification of the Underlying Index

If the applicable Underlying Index is (i) not calculated and announced by the Underlying Index Publisher but is calculated and announced by a successor publisher acceptable to the Calculation Agent or (ii) replaced by a successor index that the Calculation Agent determines, in its sole discretion, uses the same or a substantially similar formula for and method of calculation as used in the calculation of the Underlying Index, in each case the Calculation Agent may deem that index (the “Successor Index”) to be the Underlying Index.  Upon the selection of any Successor Index by the Calculation Agent pursuant to this paragraph, references in this product supplement or the applicable pricing supplement to the original Underlying Index will no longer be deemed to refer to the original Underlying Index and will be deemed instead to refer to that Successor Index for all purposes, and references in this product supplement or the applicable pricing supplement to the Underlying Index Publisher will be deemed to be to the publisher of the Successor Index.  In such event, the Calculation Agent will make such adjustments, if any, to any level of the Underlying Index that is used for purposes of the Notes as it determines are appropriate in the circumstances.  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee.

If the Underlying Index Publisher (i) announces that it will make a material change in the formula for or the method of calculating the Underlying Index or in any other way materially modifies the Underlying Index (other than a modification prescribed in that formula or method to maintain the Underlying Index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the Underlying Index and no Successor Index is chosen as described above, then the Calculation Agent will calculate the level of the Underlying Index on each subsequent date of determination in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the change or cancellation, but using only those securities included in the Underlying Index immediately prior to such change or cancellation.  Such level, as calculated by the Calculation Agent, will be the relevant Closing Level (or Intra-Day Level, if applicable) for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of any relevant Index may adversely affect the market value of the Notes.

Automatic Call

If specified in the applicable pricing supplement, an automatic call feature will apply to the Notes in the circumstances and on the date(s) specified in the applicable pricing supplement.  If an automatic call is triggered, the Notes will be redeemed for a cash payment that will be determined as set forth in the applicable pricing supplement.  The minimum amount of such cash payment will be equal to the stated principal amount per Note.  The Notes will not be subject to an automatic call feature unless the applicable pricing supplement so provides.

No Redemption at the Option of the Holder; Defeasance

The Notes will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to any issuance of Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the Maturity Date.  For purposes of the immediately preceding sentence, the portion of the amount to be received on the Maturity Date that is attributable to your final variable coupon payment (or other coupon payment, as specified in the applicable pricing supplement), if any, will be prorated from and including the immediately preceding Coupon Payment Date (or the issue date, if there is no such Coupon Payment Date) to but excluding the date of acceleration.

In case of default under the Notes, whether in the payment of a coupon or any other payment due under the Notes, no interest will accrue on such overdue payment either before or after the Maturity Date.

Paying Agent, Trustee and CUSIP

With respect to Notes denominated in U.S. dollars or denominated in a currency other than U.S. dollars but with amounts due on the Notes payable in U.S. dollars, unless otherwise specified in the applicable pricing supplement, The Bank of New York Mellon will serve as paying agent and registrar for the Notes, and will also hold the global notes representing each issuance of such Notes as custodian for DTC.

Unless otherwise specified in the applicable pricing supplement, Notes with respect to which The Bank of New York Mellon acts as paying agent will initially be represented by a type of global note referred to as a master note. A master note represents multiple securities that may be issued at different times and that may have different terms. In connection with each issuance of Notes by Citigroup Global Markets Holdings Inc., the trustee will, in accordance with instructions from Citigroup Global Markets Holdings Inc., make appropriate entries or notations in its records relating to the master note representing the Notes to indicate that the master note evidences the Notes of that issuance.

With respect to (i) Notes denominated in a currency other than U.S. dollars and providing that amounts due on the Notes will be paid in a currency other than U.S. dollars, unless otherwise specified in the applicable pricing supplement, and (ii) Notes with respect to which Citibank, N.A. is designated as paying agent in any applicable supplement, Citibank, N.A. will serve as paying agent and registrar for the Notes, and will also hold the global notes representing each issuance of such Notes as custodian for DTC.

The Bank of New York Mellon will serve as trustee for the Notes.

The CUSIP number for each issuance of Notes will be set forth in the applicable pricing supplement.

United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes. It applies to you only if you purchase a note for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the issue of notes is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchasers of notes at another time or price should consult their tax advisers regarding the U.S. federal tax consequences to them of the ownership and disposition of the notes. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;

•	a person holding a note as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a note;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

We will not attempt to ascertain whether any issuer of any underlying asset, or shares that underlie an underlying asset, to which the notes relate (collectively, the “Underlying Equity”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any issuer of the Underlying Equity were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below), and in the case of a PFIC if you are a U.S. Holder, upon a sale, exchange or other disposition of the notes. If a U.S. Holder owns or is deemed to own an equity interest in a PFIC for any taxable year, the U.S. Holder would generally be required to file IRS Form 8621 with its annual U.S. federal income tax return for that year, subject to certain exceptions. Failure to timely file the form may extend the time for tax assessment by the IRS. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the Underlying Equity and consult your tax adviser regarding the possible consequences to you if any issuer of Underlying Equity is or becomes a USRPHC or PFIC.

The remainder of this discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or the alternative minimum tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the notes) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion may be supplemented, modified or superseded by disclosure regarding U.S. federal tax consequences set out in an applicable pricing supplement, which you should read before making a decision to invest in the relevant notes.

Tax Treatment of the Notes

Unless otherwise indicated in the applicable pricing supplement, we intend to treat the notes as debt instruments for U.S. federal income tax purposes, and the discussion herein is based on this treatment. With respect to notes with a term of longer than one year (calculated as described below), the applicable pricing supplement will specify whether we intend to treat such notes as “variable rate debt instruments” or as “contingent payment debt instruments,” each as discussed below.

The discussion below is subject to, and should be read in conjunction with, the discussion below under “Possible Taxable Event.”

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Short-Term Notes

The following discussion applies only to notes with a term of one year or less, from but excluding the issue date to and including the last possible date that the notes could be outstanding pursuant to their terms (“short-term notes”). Generally, a short-term note is treated as issued at a discount equal to the sum of all payments required on the note minus its issue price.

If you are a cash-method U.S. Holder, you generally will not be required to recognize income with respect to a short-term note prior to maturity, other than with respect to the receipt of interest payments, if any, or pursuant to a sale or other taxable disposition of the note. If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income on the note currently), you will be subject to rules that generally require accrual of discount on short-term notes over the term of the notes, which would be calculated on a straight-line basis unless you elect a constant-yield method of accrual based on daily compounding. In the case of short-term notes that provide for one or more contingent payments, it is not clear whether or how any accrual should be determined prior to the time at which the related payment is calculated. You should consult your tax adviser regarding the amount and timing of any accruals on such notes.

Upon a taxable disposition (including a sale, exchange, early redemption, or retirement) of a short-term note, you will generally recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the note. Your tax basis in the note should equal the amount you paid to acquire the note increased, if you accrue income on the notes currently, by any previously accrued but unpaid discount. The amount of any resulting loss generally will be treated as a short-term capital loss, the deductibility of which is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.” The excess of the amount received at maturity over your tax basis in the note generally should be treated as ordinary income. Any gain recognized on the taxable disposition of a short-term note prior to maturity should generally be ordinary income to the extent of accrued and unpaid discount on the note, which is calculated on a straight-line basis unless you elect to calculate such accrual on a constant-yield basis. However, if you sell a short-term note providing for a contingent payment at maturity prior to the time the contingent payment has been fixed, it is not clear whether any gain you recognize in respect of such contingent payment should be treated as ordinary income, short-term capital gain, or a combination of ordinary income and short-term capital gain. You should consult your tax adviser regarding the treatment of a taxable disposition of short-term notes providing for contingent payments.

If you are a cash-method U.S. Holder, unless you make the election to accrue income currently on a short-term note, you will generally be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the note in an amount not exceeding the accrued discount that you have not included in income. As discussed above, in the case of a short-term note providing for a contingent payment, it is unclear whether or how accrual of discount should be determined prior to the time at which the related payment is calculated. If you make the election to accrue income currently, that election will apply to all short-term debt instruments acquired by you on or after the first day of the first taxable year to which that election applies. You should consult your tax adviser regarding these rules.

Notes Treated as Variable Rate Debt Instruments

The following discussion applies only to notes treated as variable rate debt instruments for U.S. federal income tax purposes (“VRDIs”) and that provide for stated interest at a single variable rate. The treatment of other VRDIs will be addressed in the applicable pricing supplement.

Interest and OID on a VRDI. Stated interest on a VRDI will be treated as “qualified stated interest” (“QSI”) and will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. If the stated principal amount of a VRDI exceeds its issue price by at least a specified de minimis amount, this excess will be treated as “original issue discount” (“OID”) that you must include in income as it accrues, in accordance with a constant-yield method based on compounding of interest before the receipt of cash payments attributable to this income. The amount of QSI in each period, and the constant-yield accrual of OID on a VRDI with OID (an “OID note”), are determined by substituting a fixed rate that reflects the yield that is reasonably expected for the VRDI for each scheduled payment of the variable rate. The amount of OID required to be recognized in income on an OID note in each accrual period is equal to the "adjusted issue price" of the note at the beginning of the period multiplied by the yield to maturity of the OID note (adjusted to reflect the length of the accrual period) minus the QSI in such period. The “adjusted issue price” of an OID note at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of payments in all prior accrual periods other than QSI.

You may make an election to include in gross income all interest that accrues on any note (including, among other things, QSI, OID and de minimis OID) in accordance with a constant-yield method based on the compounding of interest (a “constant-yield election”). This election may be revoked only with the consent of the IRS.

Market Discount. If you purchase a VRDI for an amount that is less than its stated principal amount or, in the case of an OID note, its adjusted issue price, the amount of the difference generally will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount. Any payment other than QSI on, or any gain upon a taxable disposition of, a VRDI with market discount generally will be treated as ordinary income to the extent of the accrued market discount not previously included in income. Market discount accrues on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding (as described above under “— Interest and OID on a VRDI”).

If a VRDI is disposed of in one of certain nontaxable transactions, accrued market discount will be included as ordinary income as if you had sold the VRDI in a taxable transaction at its then fair market value. Unless you elect to include market discount in income as it accrues, you generally will be required to defer deductions for any interest on indebtedness you incur to purchase or carry the VRDI in an amount not exceeding the accrued market discount that you have not included in income.

If you make an election to include market discount in income as it accrues (a “market discount accrual election”), that election will apply to all market discount bonds acquired on or after the first day of the first taxable year to which that election applies. If you make a constant-yield election (as described above under “— Interest and OID on a VRDI”) with respect to a VRDI purchased with market discount, that election will result in a deemed market discount accrual election for the taxable year in which the VRDI was acquired.

Acquisition Premium. If you purchase an OID note for an amount greater than its adjusted issue price at the purchase date and less than or equal to the sum of all amounts, other than QSI, payable on the OID note after the purchase date, the excess is “acquisition premium.” Under the rules applicable to acquisition premium, in general, the amount of OID that must be included in income for the OID note for any taxable year (or any portion of a taxable year in which the OID note is held) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.  The amount of acquisition premium allocated to each period is determined by multiplying the OID that otherwise would have been included in income by a fraction, the numerator of which is the excess of the cost over the adjusted issue price of the OID note and the denominator of which is the excess of the OID note’s stated principal amount over its adjusted issue price.

Sale or Other Taxable Disposition of a VRDI. Subject to the discussion above under “— Market Discount,” upon the sale or other taxable disposition of a VRDI, you generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts attributable to accrued but unpaid QSI, which will be treated as a payment of interest and taxed as described above) and your tax basis in the VRDI. Your tax basis in a VRDI will equal the amount you paid to purchase the VRDI, increased by the amounts of OID or market discount (if any) you previously included in income with respect to the VRDI and reduced by any payments other than QSI you received. Such gain or loss generally will be long-term capital gain or loss if you held the VRDI for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

Notes Treated as Contingent Payment Debt Instruments

The following discussion applies only to notes treated as contingent payment debt instruments for U.S. federal income tax purposes (“CPDIs”).

Interest Accruals on a CPDI. We are required to determine a “comparable yield” for each issuance of CPDIs. The “comparable yield” is the greater of (i) the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the CPDIs, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the CPDIs and (ii) the applicable federal rate. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the CPDIs representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the CPDIs equal to the comparable yield.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the CPDIs.

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of the CPDIs, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your method of accounting for U.S. federal income tax purposes, you will be required to accrue, as interest income, OID on the CPDIs at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected payments on the CPDIs during the year (as described below).

You will be required for U.S. federal income tax purposes to accrue an amount of OID, for each accrual period prior to and including the maturity (or earlier sale or other taxable disposition) of a CPDI, that equals the product of (i) the “adjusted issue price” of the CPDI (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the CPDI, adjusted for the length of the accrual period and (iii) the number of days during the accrual period that you held the CPDI divided by the number of days in the accrual period. The adjusted issue price of a CPDI is its issue price increased by any interest income you have previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the projected amounts of any payments previously made on the CPDI (without regard to actual amounts paid).

Adjustments to Interest Accruals on a CPDI. In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any net positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a CPDI for a taxable year. A net negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a CPDI for a taxable year:

•	will first reduce the amount of interest in respect of the CPDI that you would otherwise be required to include in income in the taxable year; and

•	to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the CPDI exceeds the total amount of the net negative adjustments treated as ordinary loss on the CPDI in prior taxable years.

A net negative adjustment is not treated as a miscellaneous itemized deduction. Any net negative adjustment in excess of the amounts described above may be carried forward to offset future interest income in respect of the CPDI or to reduce the amount realized on a sale or other taxable disposition of the CPDI.

Sale or Other Taxable Disposition of a CPDI. Upon a sale or other taxable disposition of a CPDI, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the CPDI. Your tax basis in the CPDI will equal your purchase price for the CPDI, increased by any interest income you have previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the projected amounts of any payments previously made on the CPDI (without regard to actual amounts paid). At maturity, you will be treated as receiving the projected amount for that date (reduced by any carryforward of a net negative adjustment), and any difference between the amount actually received and that projected amount will be treated as a positive or negative adjustment governed by the rules described above. You generally must treat any income realized on the sale or other taxable disposition of a CPDI as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss, the deductibility of which is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.” You should consult your tax adviser regarding this reporting obligation.

Special Rules for Contingent Payments that Fix Early. Special rules may apply if all of the remaining payments on a CPDI become fixed substantially contemporaneously. For this purpose, payments will be treated as fixed if the remaining contingencies with respect to them are remote or incidental. Under these rules, you would be required to account for the difference between the originally projected payments and the fixed payments in a reasonable manner over the period to which the difference relates. In addition, you would be required to make adjustments to, among other things, your accrual periods and your tax basis in the CPDI. The character of any gain or loss on a sale or other taxable disposition of your CPDI also might be affected. If one or more (but not all) contingent payments on a CPDI become fixed more than six months prior to the relevant payment dates, you would be required to account for the difference between the originally projected payments and the fixed payments on a present value basis. You should consult your tax adviser regarding the application of these rules.

CPDIs Purchased for Amounts Different from their Adjusted Issue Price. If you purchase a CPDI for an amount that is different from its “adjusted issue price,” you will be required to account for this difference, generally by allocating it reasonably among projected payments on the CPDI or daily portions of interest that you are required to accrue with respect to the CPDI and treating these allocations as adjustments to your income when the payment is made or the interest accrues. You should consult your tax adviser with respect to these rules.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition, or (ii) a former citizen or resident of the United

States and certain conditions apply. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Subject to the discussions below regarding “— Dividend Equivalents Under Section 871(m) of the Code,” “— FIRPTA” and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of payments on or amounts you receive on a sale or other taxable disposition of a note, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a United States person. We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

If you are engaged in a U.S. trade or business, and if income (including gain) from the notes is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax. You would be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts, otherwise subject to withholding, paid on a note.

Dividend Equivalents Under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to equities that could pay U.S. source dividends for U.S. federal income tax purposes (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”) as well as securities that track such indices (“Qualified Index Securities”).

Although the Section 871(m) regime became effective in 2017, the applicable Treasury regulations, as modified by an IRS notice, phase in the application of Section 871(m) as follows:

•	For financial instruments issued prior to 2027, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•	For financial instruments issued in 2027 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

“Delta” is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the Underlying Security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the Underlying Security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the note, i.e., when all material terms have been agreed on, and (ii) the issuance of the note. However, if the time of pricing is more than 14 calendar days before the issuance of the note, the calculation date is the date of the issuance of the note. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the time of pricing of the note. As a result, you should acquire such a note only if you are willing to accept the risk that the note is treated as a Specified ELI subject to withholding under Section 871(m).

If the terms of a note are subject to a “significant modification” (for example, upon an event discussed below under “Possible Taxable Event”), the note generally will be treated as reissued for this purpose at the time of the significant modification, in which case the note could become a Specified ELI at that time.

If a note is a Specified ELI, withholding in respect of dividend equivalents will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the note or upon the date of maturity, lapse or other disposition of the note by you, or possibly upon certain other events. Depending on the circumstances, the applicable withholding agent may withhold the required amounts from coupons or other payments on the note, from proceeds of the retirement or other disposition of the note, or from your other cash or property held by the withholding agent.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of an Underlying Security and the delta; or (ii) in the case of a “complex” contract, the per-share dividend amount and the initial hedge. The dividend equivalent amount for Specified ELIs issued prior to 2027 that have a “delta” of one will be calculated in the same manner as (i) above, using a “delta” of one. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the Underlying Security. If the dividend equivalent amount is based on an estimated dividend, the pricing supplement will generally state the estimated amounts.

Depending on the terms of a note and whether or not it is issued prior to 2027, the pricing supplement may contain additional information relevant to Section 871(m), such as whether the note references a Qualified Index or Qualified Index Security; whether it is a “simple” contract; the “delta” and the number of shares multiplied by delta (for a simple contract); and whether the “substantial equivalence test” is met and the initial hedge (for a complex contract).

Our determination is binding on Non-U.S. Holders and withholding agents, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to notes linked to Underlying Securities and their application to a specific issue of notes may be uncertain. Accordingly, even if we determine that certain notes are not Specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those notes.

Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an Underlying Security, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified ELIs subject to Section 871(m) as a general matter. Non-U.S. Holders should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances.

Prospective purchasers of notes that are Specified ELIs should consult their tax advisers regarding whether they are eligible for a refund of any part of the withholding tax discussed above on the basis of an applicable U.S. income tax treaty, as well as the process for obtaining such a refund (which will generally require the filing of a U.S. federal income tax return). In some circumstances, including when we or another intermediary performs the withholding required under Section 871(m), it may not be possible for you to obtain the documentation necessary to support a refund claim under an applicable treaty.

We will not be required to pay any additional amounts in respect of amounts withheld under Section 871(m).

FIRPTA

Section 897 of the Code, commonly referred to as “FIRPTA,” applies to investments in United States real property interests (each, a “USRPI”), including certain interests in USRPHCs. As discussed above, we will not attempt to ascertain whether any issuer of the Underlying Equity should be treated as a USRPHC for purposes of Section 897 of the Code (including a non-corporate entity treated for relevant purposes of Section 897 of the Code as a USRPHC). If a relevant issuer were so treated, it is possible that, subject to the exceptions discussed in the following paragraph, a note could be treated as a USRPI, in which case any gain from the disposition of the note would generally be subject to U.S. federal income tax and would be required to be reported by the Non-U.S. Holder on a U.S. federal income tax return, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder, and would in certain cases be subject to withholding in the amount of 15% of the gross proceeds of such disposition.

Absent an applicable exception, a person required to perform such withholding may be required to treat a note as a USRPI in certain circumstances, even if it is not known whether the note references a USRPHC.

An exception to the FIRPTA rules applies in respect of interests in entities that have a regularly traded class of interests outstanding. Under this exception, a note that is not “regularly traded” on an established securities market generally should not be subject to the FIRPTA rules unless its fair market value upon acquisition exceeds 5% of the relevant issuer's regularly traded class of interests as specified in the applicable Treasury regulations. In the case of notes that are regularly traded, a holding of 5% or less of the outstanding notes of that class or series generally should not be subject to the FIRPTA rules. It may not be clear whether a note is considered regularly traded on an established securities market for purposes of these rules. Certain attribution and aggregation rules apply, and prospective purchasers are urged to consult their tax advisers regarding whether their ownership interest in the notes will be subject to an exemption from the FIRPTA rules in light of their circumstances, including any other interest they might have in a relevant issuer.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should be aware that a note that is treated as debt for U.S. federal estate tax purposes generally will not be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would not have been subject to U.S. federal withholding or income tax because of the exemption from withholding of “portfolio interest.” If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the notes, including the risk that the notes are subject to U.S. federal estate tax in the event that they are not treated as debt obligations for U.S. federal estate tax purposes.

Possible Taxable Event

A change in the methodology by which an underlying index is calculated, a change in the components of an underlying index, the designation of a successor index, the designation of a substitute or successor rate, an assumption of the notes (as discussed in the paragraph below) or other similar circumstances resulting in a material change to an underlying or to the method by which amounts payable are determined on the notes could result in a “significant modification” of the affected notes.

As provided in the accompanying prospectus under “Description of Debt Securities—Citigroup Guarantees,” our obligations under the notes may be assumed by Citigroup Inc. We intend that Citigroup Inc. will assume the notes pursuant to this provision only in circumstances in which we expect to treat such an assumption as not giving rise to a “significant modification” of the notes and have been advised by our counsel that such treatment is reasonable under the circumstances and the law in effect at the time of such assumption. However, in light of the lack of clear authority regarding the treatment of such an assumption, there may be uncertainty regarding the correctness of this treatment. As a result, it is possible that the IRS may treat an assumption of the notes as a significant modification.

A significant modification of the notes would generally result in the notes being treated as terminated and reissued for U.S. federal income tax purposes. In that event, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the notes, and your holding period for your notes could be affected. Moreover, depending on the facts at the time of the significant modification, the reissued notes could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the notes after the significant modification if you are a U.S. Holder, and potentially adverse withholding consequences if you are a Non-U.S. Holder.

You should consult your tax adviser regarding the consequences of a significant modification of the notes. Except where stated otherwise, the discussion herein assumes that there has not been a significant modification of the notes.

Reportable Transactions

A taxpayer that participates in a "reportable transaction" is subject to information reporting requirements under Section 6011 of the Code. "Reportable transactions" include, among other things, "loss transactions" that result in a taxpayer's claiming certain losses in excess of specified amounts and certain transactions identified by the IRS. Holders should consult their tax advisers regarding these rules.

Information Reporting and Backup Withholding

Payments on the notes, as well as the proceeds of a sale, exchange or other disposition (including retirement) of the notes, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income, which includes, among other things, interest and certain dividend equivalents (as defined above) under Section 871(m). While existing Treasury regulations would also require withholding on payments of gross proceeds from the disposition (including upon retirement) of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding notes through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the notes, including the availability of certain refunds or credits.

WE WILL NOT BE REQUIRED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO U.S. FEDERAL WITHHOLDING TAXES.

Plan of Distribution; Conflicts of Interest

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including CGMI, govern the sale and purchase of the Notes.

The Notes will not be listed on a securities exchange, unless otherwise specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, CGMI, an affiliate of Citigroup Global Markets Holdings Inc., will be the underwriter of the sale of the Notes and will purchase the Notes as principal from Citigroup Global Markets Holdings Inc. at the public offering price less an underwriting discount specified in the applicable pricing supplement.  CGMI may offer the Notes directly to the public at the public offering price specified in the applicable pricing supplement.  CGMI may also offer the Notes to selected dealers, which may include dealers affiliated with Citigroup Global Markets Holdings Inc., at the public offering price less a selling concession specified in the applicable pricing supplement.

A portion of the net proceeds from the sale of the Notes will be used to hedge Citigroup Global Markets Holdings Inc.’s obligations under the Notes.  Citigroup Global Markets Holdings Inc. may hedge its obligations under the Notes through an affiliate of Citigroup Global Markets Holdings Inc. and CGMI or through unaffiliated counterparties, and Citigroup Global Markets Holdings Inc. or such counterparties may profit from such expected hedging activity even if the value of the Notes declines.  This hedging activity could affect the level of the Underlying Market Measure(s) and, therefore, the value of and your return on the Notes.  You should refer to the section “Risk Factors Relating to the Notes—The level of the underlying market measure(s) may be affected by our or our affiliates’ hedging and other trading activities” in this product supplement, the section “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Global Markets Holdings Inc.  Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

Citigroup Global Markets Holdings Inc. has agreed to indemnify CGMI against liabilities relating to material misstatements and omissions with respect to the Notes, or to contribute to payments that CGMI may be required to make relating to these liabilities.  Citigroup Global Markets Holdings Inc. will reimburse CGMI for customary legal and other expenses incurred by CGMI in connection with the offer and sale of the Notes.

Secondary market sales of securities typically settle on the next Business Day after the date on which the parties agree to the sale. If the issue date for the Notes is more than one Business Day after the Pricing Date, investors who wish to sell the Notes at any time prior to the Business Day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement.  Investors should consult their own investment advisors in this regard.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes offered so as to enable an investor to decide to purchase or subscribe the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes:

(a)	the expression retail investor means a person who is neither:

(i)	a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”), nor

(ii)	a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024; and

(b)	the expression offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to buy or subscribe for the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Notes and related lending transactions, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Notes.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase or holding of the Notes that (a) it is not a Plan and its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Notes shall be required to represent (and deemed to have represented by its purchase of the Notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Notes are contractual financial instruments.  The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes.  The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

Medium-Term Senior Notes, Series N

Range Accrual Notes

Product Supplement No. IE-06-10
February 25, 2026

(Including Prospectus and Prospectus Supplement each dated February 25, 2026)

Citigroup